UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 27, 2011

Computer Graphics International Inc.
(Exact name of registrant as specified in its charter)

000-51824
(Commission File Number)

Nevada	98-0400189
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Room 01B, 02/F, Podium Building,
Guodu Golf Garden, North of Xinsha Road
Futian District, Shenzhen, 518048 People’s Republic of China
(Address of principal executive offices)

+ (86)-755-22211114
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 2.01  Completion of Acquisition or Disposition of Assets.

As previously reported by Computer Graphics International Inc. (the “Company”) in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2011, on September 26, 2011, the Company’s wholly owned subsidiary Shenzhen Digital Image Technologies Co., Ltd. (“SDIT”) entered into a Letter of Intent for Share Purchase (the “Acquisition Agreement”) with Li Dongxiang and Zeng Xianguang (together, the “Sellers”) with respect to the shares of Guangzhou Fanyutuo 3D Technology Co., Ltd. (“Guangzhou”).  Pursuant to the terms of the Acquisition Agreement, the Sellers agreed to sell all of the capital stock of Guangzhou to SDIT in exchange for RMB six million (approximately US$937,236).  Guangzhou is a recently formed start-up company involved in three dimensional technology. There is no prior relationship between the Company and its affiliates and Guangzhou and its affiliates.

On December 27, 2011, the parties closed the purchase and sale of the shares of Guangzhou pursuant to the terms of the Acquisition Agreement.  In connection with the closing, Guangzhou’s name was changed to “Guangzhou Digital Image Technologies Co., Ltd.”

ITEM 9.01  Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

If and to the extent required, the financial statements provided for by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)  Pro Forma Financial Information.

If and to the extent required, the financial statements provided for by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit Number	Description
10.1
Letter of Intent for Share Purchase among Li Dongxiang, Zeng Xianguang and Shenzhen Digital Image Technology Co., Ltd. (English translation) dated September 26, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2011).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER GRAPHICS INTERNATIONAL INC.

Date: December 29, 2011	By:	/s/ Jing Wang
Jing Wang
Chief Executive Officer